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EXHIBIT 12

COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                For Nine Months          For Three Months
                                                     Ended                     Ended
                                              September 30, 1998        September 30, 1998
                                           ----------------------------------------------------

Net income                                             2,109,447                   702,110
Fixed charges:
Income before fixed charges                            2,109,447                   702,110
Fixed charges, as above                                        0                         0
Preferred stock dividend requirements                  1,351,222                   450,225
Fixed charges including preferred
   stock dividends                                     1,351,222                   450,225
Ratio of income to fixed charges and
   preferred stock dividend requirements                    1.56                      1.56